Exhibit 99.1

SkyShop announces Contract with American Express Global Network Services to offer its Online Cross-border Shopping Solutions

Miami and London April 6, 2011 (Business Wire) – SkyShop Logistics, Inc. (OTCBB:SKPN) has announced the signing of a contract with American Express (NYSE:AMX) Global Network Services (GNS) to provide online cross-border shopping solutions to the Cardmembers of GNS’ card-issuing partners throughout Europe and Latin America.  GlobalShop, which is a brand managed by SkyShop Logistics and created exclusively for these American Express Cardmembers, will be offered in select European and Latin American markets to facilitate online shopping.

GlobalShop provides a US Address, to which retailers can mail purchased items and provide international transport, customs clearance and delivery to the Cardmembers’ homes.  It not only provides shopping logistics but also shopping assistance via its personal shopper and concierge services in addition to many online shopping offers.

In addition to the US address, GlobalShop will also have a London address allowing Cardmembers to not only shop from US merchants but from European merchants as well.  The London address will be launched later this month.

About SkyShop Logistics – USA Shopping Facilitator
SkyShop Logistics, is a shopping facilitator for international online buyers that enhances the shopping experience from the time of purchase through cross-border delivery. SkyShop is designed to be the only web address international shoppers need to be able to realize all of their online purchases from the United States. GlobalShop’s offering includes product pricing comparison, secure online purchasing and overseas shipping, a landed cost calculator and merchandise return capability. Additionally, GlobalShop addresses many of the challenges of online cross-border shopping -- lack of familiarity with U.S. clothing sizes, expensive express-courier delivery services, U.S. merchants that do not accept foreign credit cards, lack of an integrated package return system, unexpected and high fees associated with customs duties and taxes, and poor parcel post service provided by the national postal service in their local country.  For more information, visit www.skyshoplogistics.com

Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Risks and uncertainties applicable to the Company and its business could cause the Company's actual results to differ materially from those indicated in any forward-looking statements.